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                                                                    EXHIBIT 99.3

                        OFFICER'S COMPLIANCE CERTIFICATE



I, Andrew J. Cederoth, a duly authorized representative of Navistar Financial Corporation, the Servicer, certify:


     1. I have reviewed the annual report and other reports containing distribution information for the period covered by the annual report;

     2. The absence in these reports, to the best of my knowledge, of any untrue statement of material fact or omission of a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading;

     3. The inclusion in these reports, to the best of my knowledge, of the financial information required to be provided to the trustee under the governing documents of the issuer; and

     4. Compliance by the Servicer with its servicing obligations and minimum servicing standards.

     5.   That no default in performance of any obligations has occurred.




     By:      /s/ ANDREW J. CEDEROTH
              ----------------------
              Andrew J. Cederoth
              Vice President and Treasurer
              January 31, 2005